     Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 52
dated April 24, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – May 23, 2006

PLUS due November 20, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Performance of a
Basket Composed of the AMEX China IndexSM and Metals Commodities
Performance Leveraged Upside SecuritiesSM (“PLUSSM”)

Issue Price	:	$10 per PLUS

Leverage Factor	:	155%

Aggregate Principal Amount	:	$18,500,000

Basket Components	:	Reuters Page	Initial Value	Basket Weighting

AMEX China Index	:	N/A	122.08	50.000%
High-Grade Primary Aluminum	:	MTLE	2,765.00	16.667%
Copper-Grade A	:	MTLE	7,980.00	16.667%
Special High-Grade Zinc	:	MTLE	3,452.50	16.667%

Pricing Date	:	May 23, 2006

Settlement Date	:	May 26, 2006

Averaging Period	:	October 17, 2007 to and including November 16, 2007

Listing	:	The PLUS will not be listed on any securities exchange

CUSIP	:	61748U508

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$0.1625 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“AMEX China Index (CZH)” is a service mark of the American Stock Exchange LLC and has been licensed for use by Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by the American Stock Exchange LLC and the American Stock Exchange makes no representation regarding the advisability of investing in the PLUS.

Preliminary Pricing Supplement No. 52 dated April 24, 2006
Series F Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006